Exhibit 99.1
Archipelago Learning, Inc. Closes Its Initial Public Offering
DALLAS, Texas. (November 25, 2009): Archipelago Learning, Inc. (NASDAQ: ARCL) today announced the closing of its initial public offering of 7,187,500 shares of its common stock at a price of $16.50 per share. The Company sold 3,125,000 shares in the offering, and the selling stockholders sold 4,062,500 shares, including 937,500 shares sold to the underwriters by the selling stockholders at the initial public offering price pursuant to the underwriters’ exercise of their overallotment option in full. The Company will not receive any of the proceeds from the sale of shares by the selling stockholders.
BofA Merrill Lynch and William Blair & Company acted as joint book-running managers for the offering. Robert W. Baird & Co., Piper Jaffray and Stifel Nicolaus acted as co-managers for the offering. The offering of these securities was made only by means of a prospectus, copies of which may be obtained from BofA Merrill Lynch, 4 World Financial Center, New York, NY 10080, Attn: Preliminary Prospectus Department or email Prospectus.Requests@ml.com; or William Blair & Company, Attention: Mailroom, 222 West Adams, Chicago, Illinois 60606 or email printshoprequests@williamblair.com.
A registration statement relating to these securities has been filed and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About Archipelago Learning
Archipelago Learning is a leading subscription-based online education company. Archipelago Learning provides standards-based instruction, practice, assessments and reporting tools that improve the performance of educators and students via proprietary web-based platforms.
Investors:
John Rouleau
Integrated Corporate Relations
203-682-8342
John.Rouleau@ircinc.com
Media:
Michael Fox
203-682-8218
Integrated Corporate Relations
mfox@ircinc.com